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                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
 SECTION 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                    Commission File Number  0-09925
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                                  COPE, Inc.
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            (Exact name of registrant as specified in its charter)

                Grundstrasse 14, CH-6343  Rotkreuz, Switzerland
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         $.001 par value common stock
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           (Title of each class of securities covered by this Form)

            $.001 par value common stock pursuant to Section 15(d)
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [ ]               Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii) [X]               Rule 12h-3(b)2(i)    [ ]
           Rule 12g-4(a)(2)(i)  [ ]               Rule 12h-3(b)(2)(ii) [ ]
           Rule 12g-4(a)(2)(ii) [ ]               Rule 15d-6           [ ]
           Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certificate or notice date: 325
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     Pursuant to the requirements of the Securities Exchange Act of 1934 COPE,
Inc., a Delaware corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 6 , 2000        By:  /s/ Markus Bernhard
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                                      Markus Bernhard, Chief Financial Officer